                          LETTER FROM CAROL MCATEE, CPA

April 10, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madam:

I have read and agree with the comments in Item 4 of Form 8-K of SeaView Video
Technology, Inc. dated March 21, 2002, except for the following statements.

        o   the first sentence of paragraph one and the sixth paragraph, as we have no basis on which to agree or disagree  with such statements.

        o   paragraph five items (c) and (d) for items requiring restatement described in footnotes 12 and 13 of the financial statements included in the Company's 10-K dated April 16, 2002.

Yours truly,

/s/ Carol McAtee
    Carol McAtee, CPA